EXHIBIT 11


                         METROMEDIA INTERNATIONAL GROUP, INC.
                         Computation of Earnings Per Share
                       (in thousands, except per share amounts)


                                                                           Years Ended
                                                 -------------------------------------------------------------
                                                 December 31, 1995     February 28, 1995     February 28, 1994
                                                 -------------------------------------------------------------

Loss Per Share - Primary
Loss from continuing operations and
  before extraordinary item                        $  (87,024)           $ (69,411)           $  (132,530)
Loss on disposal                                     (293,570)                    -                      -
Loss on early extinguishment of debt                  (32,382)                    -                      -
Net loss available for Common Stock and            -----------           ----------            -----------
   Common Stock equivalents                          (412,976)             (69,411)              (132,530)
                                                   ===========           ===========           ============


Common Stock and Common Stock
  Equivalents (A)
Weighted average common shares
  outstanding during the period                        24,541               20,246                 17,188
                                                   ==========            ===========           ===========


Loss Per Share - Primary
Continuing Operations                                   (3.55)                (3.43)                 (7.71)
Discontinued Operations                                (11.96)                     -                      -
Extraordinary Item                                      (1.32)                     -                      -

Net Loss                                               (16.83)                (3.43)                 (7.71)
                                                   ==========            ===========           =============




Loss Per Share - Assuming Full Dilution (B)



(A)   Common stock equivalents are not included in primary loss per share in Calendar 1995,
      Fiscal 1995 and Fiscal 1994 because they would be anti-dilutive.


(B)   Fully diluted loss per share is not used in Calendar 1995, Fiscal 1995 and Fiscal 1994 because it is less than primary loss per share.
